EXHIBIT 99.1

7 Campus Drive
Parsippany, NJ  07054


[GRAPHIC OMITTED--NABISCO LOGO]      News Release


Date:    March 13, 2000
Contact: Henry A. Sandbach
         (973) 682-7098

                          NABISCO GROUP HOLDINGS CORP.
                         ADOPTS STOCKHOLDER RIGHTS PLAN

         Parsippany, NJ - March 13, 2000 - Nabisco Group Holdings Corp. (NYSE:
NGH) announced today that its Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of Nabisco Group Holdings that do not offer an adequate price to all stockholders or are otherwise not in the best interests of Nabisco Group Holdings and its stockholders.

         Under the Plan, each common stockholder at the close of business on March 20, 2000 will receive a dividend of one right for each share of Common Stock held. Each right entitles the holder to purchase from Nabisco Group Holdings one one-hundredth of a share of a new series of participating Preferred Stock at an initial purchase price of $30. The rights will become exercisable and will detach from the Common Stock a specified period of time after any person has become the beneficial owner of 10% or more of Nabisco Group Holdings Common Stock or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 10% or more of the Common Stock.

         If any person becomes the beneficial owner of 10% or more of Nabisco Group Holdings Common Stock, each right will entitle the holder, other than the acquiring person, to purchase for the purchase price Nabisco Group Holdings Common Stock having a value of twice the purchase price.
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         If, following an acquisition of 10% or more of Nabisco Group Holdings
Common Stock, Nabisco Group Holdings is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the purchase price common stock of the other party to such transaction having a value of twice the purchase price.

         At any time after a person has acquired 10% or more (but before any person has acquired more than 50%) of the Company's Common Stock, Nabisco Group Holdings may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.

         For persons who, as of the close of business on March 13, 2000 beneficially own 10% or more of the Common Stock, the Plan "grandfathers" their current level of ownership, so long as they do not purchase additional shares.

         Nabisco Group Holdings may redeem the rights at a price of $0.01 per right at any time prior to the time that any person becomes the beneficial owner of 10% or more of its Common Stock. The rights will expire on March 13, 2002, unless earlier exchanged or redeemed.

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